Exhibit 99.1

MusclePharm Enters Manufacturing Agreement with Capstone Nutrition,

With Option to Purchase Capstone over 18-Month Period

- Move Expected to Enhance Gross Margins through Increased Efficiency; Transaction to Mark Key Step in Vertical Integration of MusclePharm --

DENVER, CO – March 4, 2015 -- MusclePharm Corporation (OTCQB: MSLP), a scientifically driven, performance-lifestyle sports nutrition company, today announced it has entered into a strategic manufacturing agreement with an option to purchase Capstone Nutrition, one of the largest pure-play developers and manufacturers in the nutrition industry.

Under the terms of the agreement, MusclePharm will consolidate all of its domestic powder, capsule and tablet manufacturing into applicable Capstone facilities. In connection with the consolidation, MusclePharm will receive warrants equal to 19.9 percent of Capstone, as well as the right to purchase the remaining 80.1 percent of Capstone during the next 18 months. In addition, MusclePharm is contributing $2.5 million to the build out of Capstone’s manufacturing facilities to meet MusclePharm’s manufacturing requirements.

“With more than two decades of experience developing and manufacturing high-quality products, Capstone is the ideal partner for MusclePharm as we look to become a diversified leader in the sports nutrition industry, with strength across innovation, manufacturing and brand development,” said Brad Pyatt, founder and CEO of MusclePharm. “Additionally, the integration of certain parts of our manufacturing with Capstone further optimizes our supply chain by reducing freight and other expenses.

“We anticipate the combination of our two companies would bring significant value to shareholders by more than doubling annual revenues and substantially enhancing profitability,” Pyatt said.

Upon exercise of the purchase option, the consolidated company is expected to have annual revenues of approximately $450 million and double digit EBITDA in 2015.

Coinciding with this agreement, MusclePharm is also launching a contract manufacturing sales and business development team to complement the team at Capstone. The goal of this initiative would be to bring leading research, innovation and manufacturing capabilities to the broader industry. In addition to ensuring the seamless transition of MusclePharm products into Capstone’s facilities, the team will focus on further enhancing the breadth of Capstone’s current contract manufacturing capabilities.

“We devoted much of 2014 and this year so far to building out infrastructure both domestically and internationally, accelerating investments to achieve future revenue and gross margin goals,” said Richard Estalella, president of MusclePharm. “As MusclePharm grows, we aim to work closely with Capstone to build out the contract manufacturing business, along with increasing the utilization of our liquids and gels manufacturing capability.”

Capstone operates two state-of-the-art facilities, focused on manufacturing capsules, tablets, powders and OTC products, along with a world-class flavor lab.

“Together, our companies reflect the very best in science, innovation, and high-quality manufacturing, and we welcome this mutually beneficial opportunity to align with MusclePharm at this exciting stage of growth for the company,” said Greg Horn, CEO of Capstone. “Our other customers will benefit from the increase in capacity and buying power that this expansion brings to the Capstone system.”

About MusclePharm

MusclePharm® is a scientifically-driven, performance lifestyle company that currently develops, manufactures, markets and distributes branded nutritional supplements. The company offers a complete range of powders, capsules, tablets and gels. Its portfolio of recognized brands, including MusclePharm® Hybrid and Core Series, Arnold Schwarzenegger Series™ and FitMiss™, are marketed and sold in more than 110 countries and available in over 35,000 retail outlets globally. These clinically-proven and scientific nutritional supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit www.musclepharm.com.

About Capstone Nutrition

Capstone Nutrition is the leading pure-play, turnkey developer and manufacturer of high quality nutrition and OTC products. Capstone is a one-stop shop for innovators in nutrition, bringing to bear the consolidated resources of Integrity Nutraceuticals and Cornerstone Research and Development with state-of-the-art facilities in both Spring Hill, TN and Ogden, UT. Since 1992, Capstone companies have been conceiving, developing, producing, and packaging a wide range of capsule, tablet, powder and OTC products for a variety of customers in the United States and internationally. Capstone is well known for its exceptional quality, and maintains several industry certifications recognizing its high manufacturing standards, including NSF GMP, NSF for Sport, and Australia’s Therapeutic Goods Administration (“TGA”) certification. For more information, please visit www.CapstoneNutrition.com.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Matt Sheldon | Evan Pondel

PondelWilkinson Inc.

(310) 279-5980

investors@musclepharm.com

Media:

Becky Warren

Mercury Public Affairs

(916) 607-0129

bwarren@mercuryllc.com